Exhibit 8.1
Sunrise Communications AG Significant Subsidiaries
December 31, 2024

Name	Jurisdiction of Incorporation
Sunrise FinCo I B.V.	Netherlands
Sunrise FinCo II B.V.	Netherlands
Sunrise HoldCo I B.V.	Netherlands
Sunrise HoldCo II B.V.	Netherlands
Sunrise HoldCo III B.V.	Netherlands
Sunrise HoldCo IV B.V.	Netherlands
Sunrise HoldCo V B.V., formerly known as Liberty Global Europe Financing B.V.	Netherlands
Sunrise HoldCo VI B.V.	Netherlands
Sunrise Portugal S.A.	Portugal
ello communications S.A.	Switzerland
SITEL S.A.	Switzerland
Sunrise GmbH	Switzerland
Swiss Open Fiber AG	Switzerland
Telélavaux S.A.	Switzerland
Sunrise Financing Partnership	Delaware, United States